As filed with the Securities and Exchange Commission on March 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PC CONNECTION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-0513618
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

730 Milford Road, Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2007 Stock Incentive Plan

(Full Title of the Plan)

Timothy McGrath

Chief Executive Officer

PC Connection, Inc.

730 Milford Road

Merrimack, New Hampshire 03054

(Name and Address of Agent For Service)

(603) 683-2000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	200,000 shares (2)	$14.29 (3)	$2,858,000 (3)	$390

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 200,000 shares issuable under the Amended and Restated 2007 Stock Incentive Plan pursuant to the terms of such plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 28, 2013.

STATEMENT OF INCORPORATION BY REFERENCE

Except as otherwise set forth below, this registration statement on Form S-8 incorporates by reference the contents of the registration statements on Form S-8, File Nos. 333-179797, 333-166645, 333-161172 and 333-144065 relating to the Registrant’s 2007 Stock Incentive Plan.

On February 21, 2013, the board of directors of the Registrant approved, subject to stockholder approval, an amendment to increase, in aggregate, the number of shares available for issuance under the Registrant’s Amended and Restated 2007 Stock Incentive Plan by 200,000 shares. The Registrant intends to seek stockholder approval for such increase, but does not expect to obtain such approval prior to May 22, 2013, the date for the next Annual Meeting of Stockholders of the Registrant, and cannot assure participants that such approval will ever be obtained. While the Registrant may grant options or restricted stock units relating to the additional 200,000 shares prior to obtaining stockholder approval for the increase, such options or restricted stock units will not become exercisable unless and until stockholders approve the increase. In the event stockholder approval is not obtained, such options or restricted stock units will be cancelled and become null and void.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrimack, State of New Hampshire, on this 6th day of March 2013.

PC CONNECTION, INC.

By:	/s/ Timothy McGrath
Timothy McGrath
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of PC Connection, Inc., hereby severally constitute and appoint Patricia Gallup and David Hall, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable PC Connection, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy McGrath	President and Chief Executive Officer	March 6, 2013
Timothy McGrath	(Principal Executive Officer)

/s/ Joseph Driscoll	Senior Vice President, Treasurer and Chief	March 6, 2013
Joseph Driscoll	Financial Officer (Principal Financial and Accounting Officer)

/s/ Patricia Gallup	Chairman of the Board	March 6, 2013
Patricia Gallup

/s/ Joseph Baute	Vice Chairman of the Board	March 6, 2013
Joseph Baute

/s/ David Beffa-Negrini	Director	March 6, 2013
David Beffa-Negrini

/s/ Barbara Duckett	Director	March 6, 2013
Barbara Duckett

/s/ David Hall	Director	March 6, 2013
David Hall

/s/ Donald Weatherson	Director	March 6, 2013
Donald Weatherson

INDEX TO EXHIBITS

Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant, as amended

4.2 (2)	Amended and Restated By-Laws of the Registrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of attorney (included on the signature pages of this registration statement)

99.1 (3)	Amended and Restated 2007 Stock Incentive Plan

(1)	Incorporated by reference from the exhibits filed with the Company’s registration statement (333-63272) on Form S-4 filed under the Securities Act of 1933 on June 19, 2001.
(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s current report on Form 8-K, filed on January 9, 2008.
(3)	Previously filed with the Securities and Exchange Commission as an Annex to the Registrant’s proxy statement pursuant to Section 14(a), filed on April 6, 2012.